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                                                                    EXHIBIT 99.3

   CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE
                     PRIVATE SECURITIES REFORM ACT OF 1995

RISK FACTORS

     WE MAY BE UNABLE TO MANAGE EFFECTIVELY OUR RAPID GROWTH AND EXPANSION INTO NEW MARKETS. We have grown rapidly since our initial public offering in July 1997. At July 2, 2001, after completion of our acquisition of Spieker Properties, Inc., we had a portfolio comprising approximately 137.1 million square feet of commercial real estate in 24 states and the District of Columbia, and approximately 3.8 million square feet of properties under development with an expected investment in properties under development of approximately $1.0 billion. On a square footage basis, our office portfolio grew by approximately 288%, from the time of our initial public offering in July 1997 through July 2, 2001. If we do not effectively manage our rapid growth, we may not be able to make expected distributions to our securityholders and the market value of our securities may decline.

     OUR PERFORMANCE AND SHARE VALUE ARE SUBJECT TO RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY. If we do not generate income sufficient to pay our expenses, service our debt and maintain our properties, we may not be able to make expected distributions to our securityholders. As a real estate company, we are susceptible to the following real estate industry risks:

     - downturns in the national, regional and local economic conditions where our properties are located;

     - local conditions such as an oversupply of office properties or a reduction in demand for office properties;

     - the attractiveness of our properties to tenants;

     - competition from other available office properties;

     - changes in market rental rates and the need to periodically repair, renovate and relet space;

     - our ability to collect rent from tenants; and

     - our ability to pay for adequate maintenance, insurance and other operating costs, including real estate taxes that may increase over time as markets stabilize, and that are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property.

     FURTHER DECLINES IN OVERALL ECONOMIC ACTIVITY IN OUR MARKETS COULD ADVERSELY AFFECT OUR OPERATING RESULTS. As a result of the current slowdown in economic activity, there has been an increase in vacancy rates for office properties in substantially all major markets in which we own properties. In particular, the San Francisco, San Jose, Seattle, Oakland, Washington, D.C., Denver and Boston metropolitan statistical areas, in which approximately 42% of our properties based on square footage, including the properties acquired in the Spieker merger, are located, experienced an increase in vacancy rates between December 31, 2000 and March 31, 2001 ranging from 2% in Boston to 3.5% in San Francisco based on published industry data. At March 31, 2001, vacancy rates in these markets ranged from 4.6% in San Jose to 11.2% in Denver. During the same period, there also was an increase in sublease space in most of the other major markets in which we have office properties ranging up to an estimated high of 3.3% of all leasable office space in Chicago, 3.1% in Dallas and Seattle and 3.0% in San Francisco. While market conditions within a particular metropolitan statistical area may vary within various submarkets and property classes, we believe the foregoing data are illustrative of current market trends. Reflective of current economic conditions, during the three months ended March 31, 2001, both Equity Office and Spieker experienced a reduction in the number of broker inquiries and tours at many of their properties suggesting a reduced tenant demand for space. Although a reduction in tenant demand ultimately may result in decreased market rents, we believe that it is too soon to draw any conclusions about where market rents ultimately will stabilize. Increases in overall vacancy rates and sublease space and/or declines in market rents could adversely affect our occupancy rates, the rents we can charge on expiring leases as well as our revenues and operating results in subsequent periods.

     WE MAY NOT INTEGRATE SUCCESSFULLY THE OPERATIONS OF SPIEKER AND WE MAY NOT REALIZE INTENDED BENEFITS OF THE SPIEKER MERGER, EITHER OF WHICH COULD HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF OUR COMMON SHARES. The completion on July 2, 2001 of the merger of Spieker with and into Equity Office poses risks for our ongoing operations, including that:

     - we may not achieve expected cost savings and operating efficiencies, such as the elimination of redundant administrative costs and property management costs;

     - the diversion of management attention to the integration of the operations of Spieker could have an adverse effect on our revenues, expenses and operating results;

     - the Spieker portfolio may not perform as well as we had anticipated due to various factors, including changes in macro-economic conditions and the demand for office space in California and other West Coast markets in which Spieker had a substantial presence;

     - we may experience difficulties and incur expenses related to the assimilation and retention of Spieker non-executive employees; and

     -    we may not effectively integrate Spieker's operations.

     If we fail to integrate successfully Spieker and/or to realize the intended benefits of the Spieker merger, the market price of our common shares could decline.

     WE HISTORICALLY HAVE NOT OWNED OR OPERATED INDUSTRIAL PROPERTIES AND THE MARKET PRICE OF OUR COMMON SHARES MAY DECLINE IF WE FAIL TO OPERATE SUCCESSFULLY THE INDUSTRIAL PROPERTIES ACQUIRED IN THE SPIEKER MERGER.

     In the Spieker merger, a subsidiary of Equity Office acquired Spieker's portfolio of industrial properties totaling approximately 12.3 million rentable square feet, including industrial properties totaling approximately 4.5 million rentable square feet under contract for sale. At the time of the Spieker merger on July 2, 2001, the industrial properties represented approximately 9% of the combined portfolio based on square footage and less than 5% based on net operating income. We historically have not owned or operated industrial properties. If we fail to operate successfully these industrial properties, the market price of our common shares could decline. In addition, if we determine to liquidate these industrial properties over time, we may not be successful in doing so or may not do so at attractive prices, which could adversely affect the market price of our common shares.

     WE MAY BE UNABLE TO RENEW LEASES OR RELET SPACE AS LEASES EXPIRE. When our tenants decide not to renew their leases upon expiration, we may not be able to relet the space. Even if the tenants do renew or we can relet the space, the terms of renewal or reletting, including the cost of required renovations, may be less favorable than current lease terms or less favorable than the market has anticipated in the valuation of our securities. From now through December 31, 2005, leases will expire on a total of approximately 60% of the currently occupied rentable square feet at our properties. If we are unable to promptly renew the leases or relet this space, or if the rental rates upon a renewal or reletting are significantly lower than expected rates, then our cash flow and ability to service debt and make distributions to securityholders would be adversely affected.

     NEW ACQUISITIONS MAY FAIL TO PERFORM AS EXPECTED. Assuming we are able to obtain capital on commercially reasonable terms, we intend to continue to actively acquire office properties. Newly acquired properties may fail to perform as expected. We may underestimate the costs necessary to bring an acquired property up to standards established for its intended market position.

     COMPETITION FOR ACQUISITIONS COULD RESULT IN INCREASED PRICES FOR PROPERTIES. We expect other major real estate investors with significant capital to compete with us for attractive investment opportunities. These competitors include publicly traded REITs, private REITs, investment banking firms and private institutional investment funds. This competition could increase prices for office properties.

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     BECAUSE REAL ESTATE INVESTMENTS ARE ILLIQUID, WE MAY NOT BE ABLE TO SELL
PROPERTIES WHEN APPROPRIATE. Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. This inability to respond to changes in the performance of our investments could adversely affect our ability to service debt and make distributions to our securityholders. In addition, there are limitations under the federal income tax laws applicable to REITs and agreements that we have entered into in connection with the acquisition of some of our properties that may limit our ability to sell our assets.

     SOME POTENTIAL LOSSES ARE NOT COVERED BY INSURANCE. We carry comprehensive liability, fire, extended coverage and rental loss insurance on all of our properties. There are, however, some types of losses, such as lease and other contract claims that generally are not insured. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. Nevertheless, we might remain obligated for any mortgage debt or other financial obligations related to the property. We carry earthquake insurance on all of our properties, including those located in California. Our earthquake policies are subject, however, to coverage limitations. We cannot guarantee that material losses in excess of insurance proceeds will not occur in the future.

     WE DO NOT CONTROL THE DECISIONS OF JOINT VENTURES OR PARTNERSHIPS IN WHICH WE HOLD LESS THAN A CONTROLLING INTEREST. From time to time we invest in joint ventures or partnerships in which we do not hold a controlling interest. These investments involve risks that are not present with assets in which we own a controlling interest, including the possibility that our co-venturers or partners might at any time have economic or other business interests or goals that are inconsistent with our business interests or goals. Because we lack a controlling interest, our co-venturers or partners may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives. There is no limitation under our organizational documents as to the amount of available funds that we may invest in joint ventures or partnerships.

     SCHEDULED DEBT PAYMENTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. Our business is subject to risks normally associated with debt financing. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity capital, our cash flow will not be sufficient in all years to repay all maturing debt. If prevailing interest rates or other factors at the time of refinancing, such as the possible reluctance of lenders to make commercial real estate loans, result in higher interest rates, increased interest expense would adversely affect cash flow and our ability to service debt and make distributions to our securityholders.

     WE ARE OBLIGATED TO COMPLY WITH FINANCIAL COVENANTS IN OUR DEBT THAT COULD RESTRICT OUR RANGE OF OPERATING ACTIVITIES. The mortgages on our properties contain customary negative covenants, including limitations on our ability, without the prior consent of the lender, to further mortgage the property, to enter into new leases outside of stipulated guidelines or to materially modify existing leases. In addition, our credit facilities contain customary requirements, and restrictions and other limitations on our ability to incur debt, including debt to assets ratios, secured debt to total assets ratios, debt service coverage ratios and minimum ratios of unencumbered assets to unsecured debt. The indentures under which our senior unsecured debt have been issued contain financial and operating covenants including coverage ratios and limitations on our ability to incur secured and unsecured debt. These covenants will reduce our flexibility in conducting our operations and create a risk of default on our debt if we cannot continue to satisfy them.

     OUR DEGREE OF LEVERAGE COULD LIMIT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING. Our debt to market capitalization ratio, which we calculate as total debt as a percentage of total debt plus the liquidation value of our preferred shares and the market value of our outstanding common shares and the outstanding units of EOP Partnership owned by third parties, was approximately 47% as of July 2, 2001, after giving effect to the Spieker merger. Our leverage could have important consequences to our securityholders, including affecting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making us more vulnerable to a downturn in business or the economy generally.


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     OUR INVESTMENT IN PROPERTY DEVELOPMENT MAY BE MORE COSTLY THAN ANTICIPATED.
We intend to continue to develop office properties. Our development and construction activities may involve the following risks:

     - we may be unable to proceed with the development of properties because we cannot obtain financing with favorable terms;

     - we may incur construction costs for a development project which exceed our original estimates due to increased materials labor or other costs, which could make completion of the project uneconomical because we may not be able to increase rents to compensate for the increase in construction costs;

     - we may be unable to obtain, or face delays in obtaining, required zoning, land-use, building, occupancy, and other governmental permits and authorizations, which could result in increased costs and could require us to abandon our activities entirely with respect to a project;

     - we may abandon development opportunities after we begin to explore them and as a result we may fail to recover expenses already incurred;

     - we may expend funds on and devote management's time to projects which we do not complete;

     - we may be unable to complete construction and leasing of a property on schedule, resulting in increased debt service expense and construction or renovation costs;

     -    we may lease developed properties at below expected rental rates; and

     - occupancy rates and rents at newly completed properties may fluctuate depending on a number of factors, including market and economic conditions, and may result in our investment not being profitable.

     RISING INTEREST RATES COULD ADVERSELY AFFECT OUR CASH FLOW. Advances under our credit facilities bear interest at a variable rate based upon LIBOR. We may borrow additional money with variable interest rates in the future, and may enter into other transactions to limit our exposure to rising interest rates as we determine to be appropriate and cost effective. Increases in interest rates, or the loss of the benefits of hedging agreements, would increase our interest expense, which would adversely affect cash flow and our ability to service our debt and make distributions to our securityholders.

     PROVISIONS OF MARYLAND LAW AND OUR DECLARATION OF TRUST AND BYLAWS COULD INHIBIT CHANGES IN CONTROL. Maryland law and our declaration of trust and bylaws contain a number of provisions that may have the effect of discouraging transactions that involve an actual or threatened change of control. These provisions include:


     - Classified board of trustees and size of board fixed with range -- Our board of trustees is divided into three classes with staggered terms of office. The total number of trustees is fixed by a majority vote of the board of trustees within a range of a minimum of nine and a maximum of 16. These provisions may make it more difficult for a third party to gain control of our board of trustees. At least two annual meetings of shareholders, instead of one, generally would be required to effect a change in a majority of the board of trustees, and the number of trustees cannot be increased above the maximum number of trustees specified in the declaration of trust without board and shareholder approvals.

     - Removal of trustees -- Under our declaration of trust, subject to the rights of one or more classes or series of preferred shares to elect one or more trustees, a trustee may be removed at any time, but only with cause, at a meeting of the shareholders by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote generally in the election of trustees.

     - Unsolicited Takeover Provisions of Maryland Law -- Maryland law provides protection for Maryland real estate investment trusts against unsolicited takeovers by protecting the board of trustees with regard to actions taken in a takeover context. Maryland law also allows publicly held Maryland real estate investment trusts to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers.

     - Call of Special Meetings of Shareholders -- Our bylaws provide that special meetings of shareholders may be called only by the chairman of the board, the president, one-third of the trustees or by the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at the meeting. This provision limits the ability of shareholders to call special meetings.

     - Advance Notice Provisions for Shareholder Nominations and Shareholder New Business Proposals -- Our bylaws require advance written notice for shareholders to nominate a trustee or bring other business before a meeting of shareholders. This provision limits the ability of shareholders to make nominations for trustees or introduce other proposals that are not timely received for consideration at a meeting.


     - Two-thirds Shareholder Vote Required to Approve Some Amendments to the Declaration of Trust -- Some amendments to the declaration of trust must first be declared advisable by the board of trustees and thereafter must be approved by shareholders by the affirmative vote of not less than two-thirds of all votes entitled to be cast. These vote requirements may make amendments to our declaration of trust that shareholders believe desirable more difficult to effect.

     - Exclusive Authority of Board to Amend Bylaws, Except for Specified Amendments -- Our bylaws provide that the power to amend, repeal or adopt new bylaws is vested exclusively with the board of trustees, except that any amendments by the board of trustees to the bylaw provisions relating to meetings of shareholders, the minimum and maximum number of trustees, and the requirement that at least two-thirds of the trustees must be persons who are not executive officers of Equity Office or persons affiliated with Mr. Zell or his affiliates are subject to the approval of shareholders by vote of a majority of the votes cast. These provisions may make more difficult bylaw amendments that shareholders may believe are desirable.

     - Business Combination with Interested Shareholders -- The Maryland Business Combination Act provides that, unless exempted, a Maryland real estate investment trust may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares and other specified transactions, with an "interested shareholder" or its affiliates, for five years after the most recent date on which the interested shareholder became an interested shareholder and thereafter unless specified criteria are met. Our board of trustees has elected by resolution to exempt from the provisions of the Maryland Business Combination Act any business combination with any person. However, this resolution, by its terms, may be altered or repealed at any time, in whole or in part, by the board of trustees.


     - Other Constituencies -- Maryland law expressly codifies the authority of a Maryland real estate investment trust to include in its charter a provision that allows the board of trustees to consider the effect of a potential acquisition of control on shareholders, employees, suppliers, customers, creditors and communities in which offices or other establishments of the trust are located. Our declaration of trust does not include a provision of this type. Maryland law also provides, however, that the inclusion or omission of this type of provision in the declaration of trust of a Maryland real estate investment trust does not create an inference concerning factors that may be considered by the board of trustees regarding a potential acquisition of control. This law may allow the board of trustees to reject an acquisition proposal even though the proposal was in the best interests of our shareholders.

     WE COULD ADOPT MARYLAND LAW LIMITATIONS APPLICABLE TO CHANGES IN CONTROL. Provisions of Maryland law prohibit "business combinations," including some issuances of equity securities, between a Maryland REIT and any person who beneficially owns 10% or more of the voting power of its outstanding shares, or, in other words, an "interested shareholder," or any affiliate of an interested shareholder. Our board of trustees has elected to opt out of these business combinations provisions. Our board of trustees may, however, repeal this election and cause us to become subject to these provisions in the future, except with respect to a securityholder who became an interested shareholder in connection with our formation in July 1997.

     WE HAVE SHARE OWNERSHIP LIMITS FOR REIT TAX PURPOSES. Primarily to facilitate maintenance of our REIT qualification, our declaration of trust generally prohibits ownership by any single shareholder of more than 9.9%, in value or number of shares, whichever is more restrictive, of any class or series of our outstanding shares. This is referred to as the "ownership limit." The federal tax laws include complex stock ownership and attribution rules that apply in determining whether a shareholder exceeds the ownership limit. These rules may cause a shareholder to be treated as owning the shares that are actually owned by others, including family members and entities in which a shareholder has an ownership interest. Our declaration of trust permits, and in some cases requires, the board of trustees to waive or modify the ownership limit, if the board of trustees is satisfied that the waiver or modification will not jeopardize our REIT qualification. In addition, our declaration of trust allows the board of trustees to modify the ownership limits applicable to series of preferred shares issued in business combination transactions. Absent a modification or waiver, shares acquired or held in violation of the ownership limit will be transferred to a trust for the exclusive benefit of a designated charitable beneficiary, and the shareholder's rights to distributions and to vote would terminate. Also, the ownership limit could delay or prevent a change in control that is opposed by the board of trustees and, therefore, could adversely affect our securityholders' ability to realize a premium over the then-prevailing market price for their securities.

     Our declaration of trust also includes an additional ownership limit designed to help us remain qualified as a "domestically controlled REIT" for federal income tax purposes. This ownership limit prevents any person from acquiring our shares if the acquisition by that person would cause 43% or more of the fair market value of our issued and outstanding shares to be owned, directly or indirectly, by non-U.S. persons. The ownership limit does not apply to any acquisition of our preferred shares that were outstanding as of June 19, 2000, or to common shares issued upon conversion of any of these preferred shares.

     MR. ZELL AND HIS AFFILIATES CONTINUE TO BE INVOLVED IN OTHER INVESTMENT ACTIVITIES. Although Mr. Zell entered into a noncompetition agreement at the time of our initial public offering, he and his affiliates have a broad and varied range of investment interests, including interests in other real estate investment companies. Mr. Zell's continued involvement in other investment activities could result in competition for us as well as management decisions, which might not reflect the interests of our securityholders. Mr. Zell's noncompetition agreement does not apply to activities outside the United States.

     ENVIRONMENTAL PROBLEMS ARE POSSIBLE AND CAN BE COSTLY. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at that property. If unidentified environmental problems arise, we may have to make substantial payments, which could adversely affect our cash flow and our ability to make distributions to our securityholders because:

     - the owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by these parties in connection with the contamination;

     - these laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew or caused the presence of the contaminants;

     - even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred; and

     - third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site.

     Environmental laws also govern the presence, maintenance and removal of asbestos. These laws require that owners or operators of buildings containing asbestos:

     - properly manage and maintain the asbestos;

     - notify and train those who may come into contact with asbestos; and

     - undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building.

     These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

      Independent environmental consultants have conducted Phase I environmental site assessments at substantially all of our properties. These assessments included, at a minimum, a visual inspection of the properties and the surrounding areas, an examination of current and historical uses of the properties and the surrounding areas and a review of relevant state, federal and historical documents. Where appropriate, on a property by property basis, these consultants have conducted additional testing, including sampling for asbestos, for lead in drinking water, for soil contamination where underground storage tanks are or were located or where other past site usages create a potential environmental problem, and for contamination in groundwater.

     These environmental assessments have not revealed any environmental liabilities at the properties that would require us to make payments of amounts material to our business, nor are we aware of any material environmental liability. A number of the office properties contain asbestos, but most of these buildings contain only minor amounts. We believe this asbestos is in good condition and almost none of it is easily crumbled so as to cause the release of asbestos fibers. We are currently properly managing and maintaining all of the asbestos and are following other requirements relating to asbestos. The presence of asbestos should not present a significant risk as long as compliance with these requirements continues.

     For a few of our properties, the environmental assessments note potential offsite sources of contamination such as underground storage tanks. For some of the properties, the environmental assessments note previous uses, such as the former presence of underground storage tanks. In most of these cases, follow-up soil and/or groundwater sampling has not identified evidence of significant contamination. In the few cases where contamination has been found, existing plans to mitigate and monitor the sites and/or financial commitments from some prior owners and tenants to cover costs related to mitigation should prevent the contamination from becoming a significant liability for us.

     The 97 properties owned by Spieker Partnership at December 31, 1993, were each subject to a Phase I environmental audit or update during the twelve-month period ended during December 31, 1993. Certain of these properties were subject to Phase II environmental investigations and all buildings on such properties constructed prior to 1985 have been subject to asbestos detection investigations. In addition, for each of the properties acquired by Spieker Partnership subsequent to December 31, 1993, and for each parcel of land purchased for development, a Phase I environmental audit or update was completed as part of the acquisition due diligence process. These investigations have not revealed any environmental condition that we believe would have a material effect on our business, assets or results of operations.

     Site assessments have revealed soil and ground water contamination at the Stender Way II property in Santa Clara, California. A third party is primarily bearing the costs relating to this environmental condition and we believe that our exposure, if any, is not material. Additionally, three properties located in Stanford Research Park in Palo Alto, California are subject to varying degrees of known environmental contamination. The remediation costs associated with this contamination have also been, and are expected to continue to be, borne by other parties. Furthermore, there are indemnification agreements whereby Spieker Partnership has been, and is to be, indemnified for liabilities arising from clean-up costs relating to these three properties.

     Environmental contamination has been found to have originated at Walsh at Lafayette, an industrial development project site in Santa Clara, California that Spieker Partnership acquired in 1995. Spieker Partnership has since developed a 320,505 square feet industrial building on this site. The relevant government agency has identified a third party as responsible for remediation, and the remediation process is continuing. Spieker Partnership is being indemnified for environmental contamination on the Walsh at Lafayette property by the former owner of the property.

     Site assessments have revealed that soil and groundwater at Spieker Partnership's Montgomery Ward property in Pleasant Hill, California, have been contaminated with volatile organic compounds. The likely sources of this contamination are on-site underground storage tanks and a potential off-site contamination source. To date, no government agency has issued any directives requiring that a remediation plan be filed or the contamination be cleaned up. The Spieker partnership that transferred this property to Spieker Partnership, referred to as the transferor, previously filed a lawsuit against the seller to enforce an indemnity agreement and against certain other potentially responsible parties to have those parties bear any clean-up costs. Settlement has been reached with certain of the defendants in the lawsuit, resulting in cash payments to the transferor and Spieker Partnership. A trial involving the remaining defendants ended without any additional cash awards being made. Due to the nature of this environmental condition our expectation is that Montgomery Ward, who has recently declared bankruptcy, and other parties will be primarily responsible for the clean-up costs. We believe that our exposure, if any, for clean-up costs would not have a material adverse effect on our financial condition, results of operations or liquidity.

     Site assessments have revealed soil and groundwater contamination at the Arden Square property in Sacramento, California, and the Woodside Central property in Woodside, California, which have since been sold to Pacific Retail Trust. Spieker Partnership agreed to indemnify the buyer for the contamination. However, we believe that the liabilities and clean-up costs associated with this contamination are covered by Spieker Partnership's pollution insurance policy, except to the extent of the deductible under such policy, which is immaterial to our overall financial position.

     Property owned by GAF Corporation and/or Mattel, Inc. in the vicinity of the Nimbus Corporate Center property in Beaverton, Oregon was discovered to have very high levels of soil and groundwater contamination. Monitoring is currently being conducted to determine the extent, if any, that such contamination may have affected the Nimbus Corporate Center property and whether any remedial action will be required. We believe that GAF, who has recently declared bankruptcy, Mattel and/or other third parties will be primarily responsible for the liabilities and remediation costs associated with this contamination, and that, in any event, any exposure we might have would be covered by Spieker Partnership's pollution insurance policy, except to the extent of the deductible under such policy, which is immaterial to our overall financial position.

     Site assessments have revealed soil and groundwater contamination at the Georgetown Center property in Seattle, Washington, and the City Commerce Park property in Seattle, Washington, which have since been sold to CalWest Industrial Properties, LLC, a California limited liability company. Spieker Partnership agreed to indemnify the buyer for the contamination. Monitoring will be conducted to determine the extent, if any, that such contamination may have affected the Georgetown Center property and the City Commerce Park property, and whether any remedial action will be required.

     Site assessments undertaken by the purchaser of Spieker Partnership's Benicia Industrial Park property in Benicia, California have revealed soil and groundwater contamination on portions of the property. The source(s) and extent of the contamination have not been defined and the purchaser's site assessment process is continuing. Based on the information available to us to date, we believe that potential liabilities and clean-up costs associated with this contamination, if any, will be covered by Spieker Partnership's pollution insurance policy, except to the extent of the deductible under such policy, which is immaterial to our overall financial position. Spieker Partnership agreed to indemnify the buyer for the contamination.

     Although the environmental investigations conducted to date have not revealed any environmental liability that we believe would have a material adverse effect on our business, assets or results of operations, and we are not aware of any such liability, it is possible that these investigations did not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware. No assurances can be given that (1) future laws, ordinances, or regulations will not impose any material environmental liability, or (2) the current environmental condition of our properties has not been, or will not be affected by tenants and occupants of our properties, by the condition of other properties in the vicinity of our properties, or by third parties unrelated to us.

     WE ARE DEPENDENT ON OUR KEY PERSONNEL. We depend on the efforts of Mr. Zell and our executive officers, particularly Mr. Callahan. If they were to resign, our operations could be adversely affected. We do not have employment agreements with Mr. Zell or any of our executive officers, including Mr. Callahan.

     CONTINGENT OR UNDISCLOSED LIABILITIES ACQUIRED IN MERGERS OR SIMILAR TRANSACTIONS COULD REQUIRE US TO MAKE SUBSTANTIAL PAYMENTS. The properties which we acquired in our formation and in our subsequent mergers with Beacon Properties Corporation, Cornerstone Properties Inc. and Spieker were acquired subject to liabilities and without any recourse with respect to unknown liabilities. In addition, we have acquired numerous other properties where we have only limited recourse with respect to unknown liabilities. As a result, if liabilities were asserted against us based upon any of those properties, we might have to pay substantial sums to settle them, which could adversely affect our cash flow and our ability to service debt and make distributions to our securityholders. Unknown liabilities with respect to properties acquired might include:

     - liabilities for clean-up or remediation of undisclosed environmental conditions;

     - unasserted claims of tenants, vendors or other persons dealing with the former owners of the properties;

     - liabilities incurred in the ordinary course of business; and

     - claims for indemnification by general partners, directors, officers and others indemnified by us or the former owners of the properties.

     OUR EARNINGS AND CASH DISTRIBUTIONS WILL AFFECT THE MARKET PRICE OF OUR SECURITIES. We believe that the market value of a REIT's equity securities is based primarily upon the market's perception of the REIT's growth potential and the REIT's current and potential future cash distributions, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our securities may trade at prices that are higher or lower than the net asset value per share. To the extent that we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our securities. Our failure to meet the market's expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our securities.

     MARKET INTEREST RATES MAY HAVE AN EFFECT ON THE VALUE OF OUR SECURITIES. One of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the distribution rate on the REIT's shares, considered as a percentage of the price of those shares, relative to market interest rates. If market interest rates increase, prospective purchasers of REIT shares may expect a higher distribution rate. Thus, higher market interest rates could cause the market price of our securities to go down.

     WE ARE DEPENDENT ON EXTERNAL SOURCES OF CAPITAL FOR FUTURE GROWTH. To qualify as a REIT, we must distribute to our shareholders each year at least 90% of our net taxable income, excluding any net capital gain. Because of this distribution requirement, it is not likely that we will be able to fund all future capital needs, including for acquisitions and developments, from income from operations. Therefore, we will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market's perception of our growth potential and our current and potential future earnings. Moreover, additional equity offerings may result in substantial dilution of our shareholders' interests, and additional debt financing may substantially increase our leverage.

     IF WE FAIL TO QUALIFY AS A REIT, OUR SHAREHOLDERS WOULD BE ADVERSELY AFFECTED. We believe that we have qualified for taxation as a REIT for federal income tax purposes since 1997. We plan to continue to meet the requirements for taxation as a REIT but we cannot assure shareholders that we will qualify as a REIT. Many of the REIT requirements are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 95% of our gross income must come from sources that are itemized in the REIT tax laws. We are also required to distribute to shareholders at least 90% of our REIT taxable income, excluding capital gains. The fact that we hold our assets through EOP Partnership and its subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize Equity Office's REIT status. Furthermore, Congress and the Internal Revenue Service might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible, for us to remain qualified as a REIT.

     If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the Internal Revenue Service granted us relief under statutory provisions, we would remain disqualified as a REIT for the four years following the year we first failed to qualify. If we failed to qualify as a REIT, we would have to pay significant income taxes. This would likely have a significant adverse effect on the value of our securities. In addition, we would no longer be required to make any distributions to securityholders.

     WE PAY SOME TAXES. Even if we qualify as a REIT for federal income tax purposes, we are required to pay some federal, state and local taxes on our income and property. Several corporate subsidiaries of Equity Office have elected to be treated as "taxable REIT subsidiaries" of Equity Office for federal income tax purposes since January 1, 2001. A taxable REIT subsidiary is a fully taxable corporation and is limited in its ability to deduct interest payments made to us. In addition, we will be subject to a 100% penalty tax on some payments that we receive if the economic arrangements among our tenants, our taxable REIT subsidiaries and us are not comparable to similar arrangements among unrelated parties. To the extent that Equity Office or any taxable REIT subsidiary is required to pay federal, state or local taxes, we will have less cash available for distribution to shareholders.